Exhibit 5.1

November 15, 2018

Red Lion Hotels Corporation

1550 Market St, #350

Denver, CO 80202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Red Lion Hotels Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed resale by the selling shareholder named in the Registration Statement of up to 442,533 shares of the Company’s common stock, par value $.01 per share (the “Shares”). The Shares may be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein and the Prospectus supplements. The Shares are issuable upon the exercise of a warrant (the “Warrant”) issued by the Company to the selling shareholder on January 16, 2015.

In connection with this opinion, we have examined the Registration Statement and the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of all signatures on original documents, the legal capacity of all natural persons, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, the authenticity of the original of each such copy, the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon certificates provided by officers and other representatives of the Company and the selling shareholder and have not sought to independently verify such matters.

This opinion is based solely on the Washington Business Corporation Act of the State of Washington. We express no opinion as to the laws of any other jurisdiction. The opinions set forth above are rendered as of the date of this letter. We assume no obligation to update or supplement any of these opinions to reflect any changes of law or fact that may occur subsequent to the date hereof. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinion expressly set forth below.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares to be issued by the Company as described in the Registration Statement have been duly authorized, and, when issued in accordance with the terms and conditions of the Warrant, including payment of the consideration for the Shares specified in the Warrant, will be validly issued, fully paid and non-assessable.

Red Lion Hotels Corporation

November 15, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Fox Rothschild LLP

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